EXHIBIT 99.1

Network Associates, Inc. Announces Program to Purchase
Up to $150 Million of Its Common Stock

     SANTA CLARA, Calif., Nov. 24 /PRNewswire-FirstCall/ — Network Associates, Inc. (NYSE: NET) today announced that it plans to begin a stock repurchase program in which up to $150 million of its Common Stock may be purchased by the Company in the open market from time to time over the next two years, depending upon market conditions, share price and other factors. As of September 30, 2003, Network Associates had approximately 160 million shares outstanding.

     “We believe our stock is undervalued at today’s prices,” said George Samenuk, chairman and chief executive officer of Network Associates. “Over the last several months the world experienced an onslaught of network security vulnerabilities unlike anything we’ve ever seen before. And, with our new portfolio of security solutions Network Associates is poised to capitalize on the increasing market opportunities that have resulted from these events.”

About Network Associates

     With headquarters in Santa Clara, California, Network Associates, Inc. creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. Offering two families of products, McAfee System Protection Solutions, securing desktops and servers, and McAfee Network Protection Solutions, ensuring the protection and performance of the corporate network, Network Associates offers computer security to large enterprises, governments, small and medium sized businesses, and consumers. These two product portfolios incorporate Network Associates’ leading McAfee® Security, Sniffer® Technologies and Magic Solutions® product lines. For more information, Network Associates can be reached at 972-963-8000 or on the Internet at http://www.networkassociates.com.

Forward-Looking Statements

     The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws, including statements about the Company’s plan to begin the stock repurchase program, the Company’s ability to capitalize on market opportunities and the future success of the Company’s product and services. Actual results may vary, perhaps materially, from those contained in the forward-looking statements and the expected results may not occur. There can be no assurance that the Company will repurchase the full amount of the securities within the indicated time period. In addition, the Company’s business is subject to a number of risks and uncertainties, including those set forth in the reports that the Company files from time to time with the Securities and Exchange Commission, including, but not limited to, the Company’s report on Form 10-Q for the quarter ended September 30, 2003.